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EXHIBIT 99.1                  COMPANY'S PRESS RELEASE DATED SEPTEMBER 5, 2000



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                             *FOR IMMEDIATE RELEASE*


Contact:                      Marty R. Lindon
                              President and CEO
                              (740) 254-4313


                          INDIAN VILLAGE BANCORP. INC.
                       DECLARES SPECIAL CASH DISTRIBUTION

      Gnadenhutten, Ohio; September 5, 2000. Indian Village Bancorp, Inc. (OTCBB: IDVB) announced today that its Board of Directors has declared a special cash distribution in the amount of $2.00 per share on the Company's outstanding common shares. The Company will pay the distribution on or about September 29, 2000 to stockholders of record as of the close of business on September 19, 2000.

      The Company expects the majority of the distribution to qualify as a return of capital, although the exact qualifying amount cannot be confirmed until the Company determines its operating results for the tax year ending December 31, 2000. The amount that would qualify as a return of capital will be treated as a reduction in the cost basis of each share and not as a dividend on which shareholders would have to pay income tax.

      Under its rules, the Nasdaq Stock Market will establish an "ex-dividend" date for the distribution. If, at the time of establishment, the distribution is less than 25% of the prevailing market price for the Company's common shares, the "ex-dividend" date will be the second business day before the record date. Otherwise, the "ex-dividend" date will be the first business day following the payment date. Shareholders who sell their shares before the "ex-dividend" date transfer the right to receive the cash distribution to the buyers of the shares. Also, on the "ex-dividend" date, the market price of the Company's shares is expected to decrease by the amount of the distribution. The last reported trade in the Company's shares was at $11.35 per share.

      The Employee Stock Ownership Plan ("ESOP") sponsored by the Company's subsidiary, Indian Village Community Bank, holds 33,261 shares of Company stock. The trustees of the ESOP expect to purchase additional shares in open market transactions as market conditions permit with the $66,522 distribution it will receive.

      Indian Village Bancorp, Inc. is the holding company for Indian Village Community Bank, which operates from its main office in Gnadenhutten and a branch office in New Philadelphia, Ohio.

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